Exhibit 99.1

InspireMD Announces Appointment of Michael Lawless as Chief Financial Officer

Reports Inducement Grant Under NASDAQ Listing Rule 5635(c)(4)

Miami, Florida — June 3, 2025 (GLOBE NEWSWIRE) – InspireMD, Inc. (Nasdaq: NSPR), developer of the CGuard™ Prime carotid stent system for the treatment of carotid artery disease and prevention of stroke, today announced the appointment of Michael Lawless, an industry veteran, as Chief Financial Officer, effective on or prior to June 30, 2025 (the “Effective Date”). On the Effective Date, Mr. Lawless will succeed Craig Shore, who has served as Chief Financial Officer of InspireMD for nearly 15 years.

Mr. Lawless is an experienced public company CFO with decades of financial leadership throughout the healthcare space. For the past three years, he has served as CFO of Lifeward (formerly ReWalk Robotics). Previously, he served as the CFO of the $200 million Life Sciences unit of Brooks Automation. Mr. Lawless also served in several other senior corporate finance roles.

“We are thrilled to welcome Mike to the InspireMD team, and we look forward to his expertise and experience to lead our next phase of growth including our pending launch of CGuard Prime in the U.S. market,” said Marvin Slosman, CEO of InspireMD. “I would also like to thank Craig for his many years of leadership. Craig was instrumental in building the financial and operational foundation of InspireMD, and his contributions have established a lasting legacy as will his active participation in a seamless transition of the role.”

“I’m honored to step into the role of CFO at InspireMD during such a pivotal time in the company’s commercial evolution,” said Mr. Lawless. “Craig has set a high standard at InspireMD and I’m grateful for the foundation he built. Like Craig, I’m deeply committed to advancing InspireMD’s mission and values. I look forward to working with the leadership team to accelerate InspireMD’s momentum, build sustainable growth, and help propel the company into its commercial expansion.”

Inducement Grant Under NASDAQ Listing Rule 5635(c)(4)

In connection with the appointment of Michael Lawless as Chief Financial Officer, on the Effective Date, InspireMD will grant Mr. Lawless 465,000 shares of restricted stock and stock options to purchase 212,000 shares of InspireMD’s common stock. The grant of restricted stock and stock options was approved by the Compensation Committee of InspireMD’s Board of Directors and will be granted pursuant to InspireMD’s 2024 Inducement Plan, with a grant date of June 2, 2025, as an inducement material to Mr. Lawless entering into employment with InspireMD, in accordance with Nasdaq Listing Rule 5635(c)(4).

The restricted stock and stock options will vest over three years, with one-third vesting on the first anniversary of the grant date and the remainder vesting in two equal installments on the second and third anniversaries of the grant date, subject to Mr. Lawless being continuously employed by InspireMD as of such vesting dates. The stock options have a ten-year term and the exercise price will be equal to the closing sales price of InspireMD’s common stock on the grant date.

InspireMD is providing this information in accordance with Nasdaq Listing Rule 5635(c)(4).

About InspireMD, Inc.

InspireMD seeks to utilize its proprietary MicroNet® technology to make its products the industry standard for carotid stenting by providing outstanding acute results and durable, stroke-free long-term outcomes. InspireMD’s common stock is quoted on the Nasdaq under the ticker symbol NSPR.

We routinely post information that may be important to investors on our website. For more information, please visit www.inspiremd.com.

Investor Contacts:

Webb Campbell

Gilmartin Group LLC

webb@gilmartinir.com

investor-relations@inspiremd.com